Exhibit 10.6

3/22/24

Colleen Sjogren 396 N. Shell Road Sarasota, FL 34242

Dear Colleen:

Nuvation Bio Inc. (the “Company”) is pleased to offer you the position of Chief Commercial Officer on the terms set forth in this letter agreement (the “Agreement”).

In this role, you will lead Nuvation Bio’s commercialization strategy and operations and build critical capabilities for our novel oncology therapies. You will report into the Founder, President and CEO, David Hung with a start date of March 27, 2024. You will work remotely from your home office. You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, as amended in accordance with applicable law. However, when the terms of this Agreement conflict with the

Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.

Your salary will be paid at the annual rate of $440,000.00 less payroll deductions and withholdings, paid in accordance with the Company’s payroll practices, as in effect from time to time. As an exempt salaried employee, you will not be entitled to overtime compensation for hours worked in excess of eight per day or forty per week. The Company may change compensation and benefit plans from time to time in its discretion without advance notice.

You will be eligible to receive a discretionary annual cash incentive bonus with a target of 40% of annual salary, which will be determined in the Company’s sole discretion based on performance against predetermined objectives as set by the Company’s Board of Directors (the “Board”) and executive management team, as well as such other criteria deemed relevant by the Board. The bonus is not earned until paid, and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year.

You will be eligible to participate in all benefit programs currently available to all employees at your level provided that you are eligible under (and subject to all provisions of) the plan documents governing those programs. The Company has put together a rich health benefit program for you and your dependents at a minimal cost. These benefits include medical, dental, vision, life insurance, short term and long-term disability, and 401(k) retirement plan. These benefits are subject to the rules, terms and conditions for participation of the applicable benefit plans and policies. The benefits programs may be modified from time to time in accordance with applicable laws.

Subject to approval by the Board, under the Company’s 2021 Equity Incentive Plan (the “Plan”), the Company will grant you two (2) different options to purchase shares of the Company’s Common Stock, totaling 750,000 shares, at a fair market value as determined by the Board as of the date of grant (the “Options”). An amount of 500,000 of the shares subject to the Options will vest based on the satisfaction of time-based vesting conditions alone (the “Time-Based Option”). The Time-Based Option will have a four-year vesting schedule, under which 25 percent of your shares will vest after twelve months of employment, with the remaining shares vesting monthly thereafter, subject to your continuous service with the Company on each such vesting date. An amount of 250,000 of the shares subject to the Options will vest based on the satisfaction of both time-based vesting conditions and performance-based vesting conditions (the “Performance-Based Option”). The Performance-Based Option will be subject to a vesting schedule previously approved by the Board as part of a long-term incentive program. The full vesting schedule for the Performance-Based Options will be evidenced in the award agreement governing the Performance-Based Options. The Options will be subject to the terms and conditions of the Plan and the applicable Time-Based Option and Performance-Based Option award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continued vesting or employment. Please refer to the award agreement which governs the specific terms and conditions of such Options.

In connection with your employment with the Company, you will receive and have access to Company confidential information and trade secrets. Accordingly, enclosed with this offer letter is an Employee Confidential Information and Inventions Assignment Agreement (“ECIIAA”) which prohibits unauthorized use or disclosure of the Company’s confidential information and trade secrets, among other obligations. Please review the ECIIAA, attached hereto as Exhibit A, and only sign it after careful consideration.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises or introduce into Company systems any proprietary information of any former employer or any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Your employment with Company will be “at-will.” This means that you or the Company may terminate the employment relationship at any time and for any reason or no reason with or without notice Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company specifically for that purpose.

As discussed with you, the Company has signed a merger agreement with AnHeart Therapeutics, Inc. In connection with that transaction, AnHeart will become a subsidiary of the Company. In the event that transaction does not close, then the Company will not need your role, and your employment will be terminated.

This offer may be contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to provide any documentation or information at the Company’s request to facilitate these processes.

To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this agreement, your employment with the Company, or the termination of your employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures (available upon request and also currently available at https://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual harassment claims, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees, or such fees shall be paid in such other manner to the extent required by, and in accordance with, applicable law to effectuate your and the Company’s agreement to arbitrate. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Your Signature:

Colleen Sjogren (Mar 25, 2024 16:43 EDT)

This Agreement, together with your ECIIAA, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other agreements or promises by anyone, whether oral or written. It is entered into without reliance on any promise or representation other than those expressly contained herein.

Modifications or amendments to this Agreement, other than those changes expressly reserved to the Company’s discretion in this Agreement, must be made in a written agreement signed by you and a duly authorized officer of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement, and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Florida.

Please sign and date this Agreement, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and return them to me within 24 hours of the AnHeart Therapeutics acquisition agreement being signed if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start as soon as possible.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

stacy.markel@nuvationbio.com (Mar 25, 2024 15:56 PDT)

Name: Stacy Markel

Title: Chief People Officer

Understood and accepted:

Colleen Sjogren (Mar 25, 2024 16:43 EDT)

Colleen Sjogren

25-Mar-2024

Date

Exhibit A: Employee Confidential Information and Inventions Assignment Agreement

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

Created:

2024-03-23

By: Status:

Transaction ID:

Johanan Sparks (Johanan.Sparks@nuvationbio.com) Signed

CBJCHBCAABAABE0EYxgeWFnTdz1qma1EgnZrYnvoNTAGColleen Sjogren Offer Letter 3.22.24

Final Audit Report 2024-03-25

"Colleen Sjogren Offer Letter 3.22.24" History

Document created by Johanan Sparks (Johanan.Sparks@nuvationbio.com)

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